Exhibit (6)(dd)

COLLEGE RETIREMENT EQUITIES FUND
(CREF)

730 Third Avenue, New York, N.Y. 10017-3206
Telephone: [800-842-2733]

Endorsement to Your CREF Funding Agreement

Effective Date: [Attached at issue / Specific Date / Upon receipt]

This endorsement amends and is part of your Funding Agreement [xxxxxxxx] with CREF.

In accordance with the CREF Rules of the Fund, [as of the effective date of this endorsement,] each CREF Account has multiple expense classes (“class”). Such class or classes under which any CREF contract (including the Funding Agreement) or certificate participates within each CREF Account is determined in accordance with criteria established by CREF and is governed by the CREF Rules of the Fund.

The accumulation under the Funding Agreement is currently assigned to class [x].

Accumulation unit value(s) of an Account are determined by the Funding Agreement’s assigned class.

CREF reserves the right to change the class with which the value of any accumulation units under the contract is associated.

President and
Chief Executive Officer